Astoria Financial Corporation Reports Fourth Quarter EPS of $0.25

Quarterly Cash Dividend of $0.13 Per Share Declared

LAKE SUCCESS, N.Y., Jan. 26, 2011 /PRNewswire/ --Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $23.8 million, or $0.25 diluted earnings per share ("diluted EPS"), for the quarter ended December 31, 2010, increases of 193% and 178%, respectively, over net income of $8.1 million, or $0.09 diluted EPS, for the quarter ended December 31, 2009.  For the year ended December 31, 2010, net income totaled $73.7 million, or $0.78 diluted EPS, compared to $27.7 million, or $0.30 diluted EPS, for the year ended December 31, 2009, increases of 166% and 160%, respectively.

The year ended December 31, 2010 includes net charges totaling $3.2 million ($2.1 million, or $0.02 per share, after-tax), which are not routine to our core operations.  The year ended December 31, 2009 includes charges totaling $16.7 million ($10.9 million, or $0.12 per share, after-tax,) which are not routine to our core operations.  For further details of such items, please refer to the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release.

Commenting on the fourth quarter and full year results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, stated, "I am very pleased to report significantly improved earnings for both the fourth quarter and full year, despite a reduction of the balance sheet during the year.  The improvements are due primarily to lower credit costs, reflecting an overall improvement in asset quality, particularly lower loan delinquencies and non-performing loans."

Full Year Financial Highlights

  Net interest margin increased 22 basis points, or 10%, to 2.35%
  Net income increased $46.0 million, or 166%, to $73.7 million
  Diluted EPS increased $0.48, or 160%, to $0.78
  Low cost savings, money market and checking accounts increased $535.2 million, or 13%, to $4.6 billion
  Early stage loan delinquencies (30-89 days past due) decreased $69.1 million, or 24%, to $220.1 million
  Non-performing loans decreased $17.9 million, or 4%, to $390.7 million
  Total loan delinquencies decreased $87.0 million, or 12%, to $610.8 million
  Coverage ratio (allowance for loan losses to total loans) increased 19 basis points, or 15%, to 1.42%
  The Company's tangible common equity ratio increased 80 basis points to 5.90%
  Astoria Federal's leverage and tangible capital ratios increased 105 basis points to 7.94%
  Astoria Federal's tier 1 risk-based capital ratio increased 161 basis points to 13.33%

Executive Management Changes Scheduled

George L. Engelke, Jr. 72, Chairman and Chief Executive Officer of both the Company and Astoria Federal, announced today that, effective July 1, 2011, he will relinquish his position as Chief Executive Officer of both organizations, after which time he will continue to serve as Chairman.  The Board also announced today that Monte N. Redman, 60, President and Chief Operating Officer of the Company and Astoria Federal, will become President and Chief Executive Officer of both organizations effective July 1, 2011.

In announcing his decision, Mr. Engelke stated, "After a wonderful forty year career at Astoria Federal, including 22 years as Chief Executive Officer, it is the right time to step down as CEO.  I am very proud of the accomplishments achieved over this period, particularly our conversion to a public company in 1993 and the fivefold growth in our balance sheet and the expansion of our retail banking franchise to its current leadership position in the markets in which we operate.  And, as the past two years presented financial institutions with unprecedented challenges, I am also very gratified that the execution of our conservative business model helped us remain profitable throughout this period. I am also very pleased that the Board will be designating Monte Redman as CEO.  With over 33 years of experience at Astoria in various executive capacities, including the past three years as President and Chief Operating Officer, he has clearly demonstrated his ability to serve in this position.  I look forward to continuing to serve Astoria as Chairman of the Board."

Board Declares Quarterly Cash Dividend of $0.13 Per Share; Sets Annual Shareholders Meeting Date

The Board of Directors of the Company, at their January 26, 2011 meeting, declared a quarterly cash dividend of $0.13 per common share.  The dividend is payable on March 1, 2011 to shareholders of record as of February 15, 2011.  This is the sixty-third consecutive quarterly cash dividend declared by the Company.

The Board also established May 18, 2011 as the date for the Annual Meeting of Shareholders, with a voting record date of March 25, 2011.

Fourth Quarter and Full Year Earnings Summary

Net interest income for the quarter ended December 31, 2010 totaled $101.2 million compared to $105.0 million for the 2009 fourth quarter.   For the year ended December 31, 2010, net interest income increased to $433.6 million from $428.8 million for the year ended December 31, 2009.

The net interest margin for the quarter ended December 31, 2010 was 2.32%, unchanged from the previous quarter and 17 basis points higher than the 2009 fourth quarter.  The net interest margin for the full year 2010 was 2.35%, 22 basis points higher than the 2009 full year margin.  The year-over-year increase in the margin was due to the cost of interest-bearing liabilities declining more rapidly than the yield on interest-earning assets.

The yield on interest-earning assets for the 2010 fourth quarter declined nine basis points from the previous quarter and 32 basis points from the 2009 fourth quarter, while the cost of interest-earning liabilities declined nine basis points and 51 basis points, respectively. For the full year 2010, the yield on interest-earning assets declined 33 basis points and the cost of interest-bearing liabilities declined 57 basis points, compared to the full year 2009.

For the quarter ended December 31, 2010, a $15.0 million provision for loan losses was recorded, $5.0 million lower than the previous quarter and $35.0 million lower than the 2009 fourth quarter.  For the year ended December 31, 2010, the provision for loan losses totaled $115.0 million, or $85.0 million lower than the full year provision for 2009.  Mr. Engelke noted, "The significant decrease in the provision this year reflects the improving trends in asset quality over the past twelve months, notably a 24% decrease in early stage delinquencies, a 4% decrease in non-performing loans and a 12% decrease in total loan delinquencies, coupled with the high quality of loans originated for portfolio during the year, with $2.9 billion originated with loan-to-value ratios averaging approximately 61% at origination."

Non-interest income for the quarter ended December 31, 2010 totaled $20.7 million compared to $23.3 million for the 2009 fourth quarter.  The decrease is primarily due to lower customer service fees, the absence of gain on sales of securities in 2010 and lower other income and income from bank owned life insurance (BOLI), partially offset by higher mortgage banking income, net.

For the year ended December 31, 2010, non-interest income totaled $81.2 million compared to $79.8 million for the year ended December 31, 2009.  The increase is primarily due to an increase in other non-interest income, of which $6.2 million was from a goodwill litigation settlement in the 2010 second quarter, and an other-than-temporary impairment charge related to Freddie Mac securities recorded in the 2009 first quarter, partially offset by a gain on sales of securities in 2009 and a decrease in customer service fees for 2010 compared to 2009.

General and administrative ("G&A") expense for the quarter ended December 31, 2010 totaled $69.9 million compared to $66.8 million for the 2009 fourth quarter.  The increase is primarily due to a $2.3 million increase in other expense, primarily increased real estate owned ("REO") related expense, and a $1.6 million increase in compensation and benefits expense.

For the year ended December 31, 2010, G&A expense totaled $284.9 million compared to $270.1 million for the year ended December 31, 2009.  The increase was due primarily to an $8.2 million increase in compensation and benefits expense, primarily related to increases in ESOP expense and incentive and stock-based compensation, a $13.2 million increase in other expense, of which $7.9 million was related to the McAnaney litigation settlement in the 2010 second quarter and $3.1 million was attributable to an increase in REO related expenses, and a $1.4 million increase in regular FDIC insurance premiums.  These increases were partially offset by a $9.9 million FDIC special assessment recorded in 2009.

Balance Sheet Summary

Total assets decreased $847.6 million from the previous quarter and $2.2 billion from December 31, 2009 and totaled $18.1 billion at December 31, 2010.  The loan portfolio declined $676.1 million from the previous quarter and $1.6 billion from December 31, 2009 and totaled $14.2 billion at December 31, 2010.  The one-to-four family portfolio totaled $10.9 billion at December 31, 2010 compared to $11.4 billion at September 30, 2010 and $11.9 billion at December 31, 2009.  The combined multifamily/commercial real estate portfolio totaled $3.0 billion at December 31, 2010 compared to $3.1 billion at September 30, 2010 and $3.4 billion at December 31, 2009.  For the quarter and year ended December 31, 2010, securities decreased $25.5 million and $612.8 million, respectively, to $2.6 billion at December 31, 2010.

Commenting on the decrease in the balance sheet, Mr. Engelke stated, "The combination of conforming 30-year fixed-rate mortgage interest rates at historic lows and high conforming loan limits, resulting from the U.S. Government's efforts to stimulate housing loan demand, has had a negative impact on jumbo hybrid ARM portfolio lenders such as Astoria, with mortgage loan prepayments outpacing our loan origination volume, resulting in a contraction of the loan portfolio and balance sheet.  We have chosen not to retain for portfolio 30 year fixed-rate conforming mortgage loans or loosen our credit standards simply to facilitate balance sheet growth."

For the quarter and year ended December 31, 2010, one-to-four family loan originations for portfolio totaled $643.6 million and $2.9 billion, respectively, compared to $916.4 million and $3.1 billion, respectively, for the comparable 2009 periods.  The loan-to-value ratio of the one-to-four family loan production for portfolio for the 2010 fourth quarter and full year 2010 averaged approximately 60% and 61%, respectively, at origination and the loan amount averaged approximately $734,000 for both periods.  One-to-four family loan prepayments for the quarter and year ended December 31, 2010 totaled $1.0 billion and $3.4 billion, respectively, compared to $891.3 million and $3.1 billion, respectively, for the comparable 2009 periods.

Deposits at December 31, 2010 totaled $11.6 billion compared to $12.1 billion at September 30, 2010 and $12.8 billion at December 31, 2009.  The decreases were due primarily to decreases in high cost CDs.   In an effort to reduce future interest rate risk, during 2010, we extended approximately $1.5 billion of CDs for terms of two years or more and extended $525.0 million of borrowings for terms of three years or more.  These actions, among other things, helped improve our one-year interest rate sensitivity gap to a positive 5.18% at December 31, 2010 as compared to a negative 6.77% at December 31, 2009. Importantly, low-cost savings, money market and checking account deposits increased $535.2 million, or 13%, from December 31, 2009.

Borrowings during the quarter ended December 31, 2010 decreased $343.9 million from the previous quarter and $1.0 billion from December 31, 2009 and totaled $4.9 billion at December 31, 2010.

Stockholders' equity totaled $1.2 billion, or 6.86% of total assets at December 31, 2010.  Astoria Federal continues to be designated as well-capitalized with leverage, tangible, risk-based and Tier 1 risk-based capital ratios of 7.94%, 7.94%, 14.60% and 13.33%, respectively, at December 31, 2010.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $47.5 million, totaled $390.7 million, or 2.16% of total assets at December 31, 2010, a decrease of $8.9 million from the previous quarter.  During the 2010 fourth quarter, $11.6 million of NPLs were either sold or classified as held-for-sale.  At December 31, 2010, one-to-four family NPLs declined to $342.3 million, multi-family/CRE/construction NPLs declined to $42.8 million and consumer and other NPLs increased to $5.6 million compared to $345.7 million, $48.9 million and $5.0 million, respectively, at September 30, 2010.  Of the $342.3 million of one-to-four family NPLs, $257.4 million, or 75%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates loan migration trends from 30 days delinquent to 90+ days delinquent:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At Dec. 31, 2009	$212.9	$ 76.3	$289.2	$ 15.7	$408.6	$697.8
At March 31, 2010	$185.6	$ 82.7	$268.3	$(20.9)	$419.1	$687.4
At June 30, 2010	$230.9	$ 77.5	$308.4	$40.1	$415.1	$723.5
At Sept. 30, 2010	$181.6	$ 70.4	$252.0	$(56.4)	$399.6	$651.6
At Dec. 31, 2010	$165.8	$ 54.3	$220.1	$(31.9)	$390.7	$610.8

The table below details, as of December 31, 2010, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states.  More comprehensive state details are included in the "One-to-Four Family Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Total 1-4 Family Loans	% of Total 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York	$3,049.1	28.0%	$47.0	1.54%
Illinois	$1,331.0	12.3%	$48.0	3.61%
Connecticut	$ 986.6	9.1%	$32.6	3.30%
California	$ 854.1	7.9%	$44.4	5.20%
New Jersey	$ 810.4	7.5%	$49.9	6.16%
Massachusetts	$ 750.5	6.9%	$ 8.3	1.11%
Virginia	$ 682.0	6.3%	$16.8	2.46%
Maryland	$ 665.1	6.1%	$43.6	6.56%
Washington	$ 310.5	2.9%	$ 1.5	0.48%
Florida	$ 227.3	2.1%	$25.3	11.13%
Top 10 States	$ 9,666.6	89.1%	$317.4	3.28%
All other states (1)	$ 1,188.5	10.9%	$ 24.9	2.10%
Total 1-4 Family Portfolio	$10,855.1	100%	$342.3	3.15%
(1) Includes 28 states and Washington, D.C.

Net loan charge-offs for the quarter ended December 31, 2010 totaled $19.7 million (including $15.6 million of one-to-four family loans and $2.6 million of multi-family/CRE loans) compared to $24.8 million (including $18.4 million of one-to-four family loans and $5.4 million of multi-family/CRE loans) for the previous quarter.  Included in the $15.6 million of one-to-four family net loan charge-offs are $12.6 million of charge-offs on $47.7 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2010 fourth quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less selling costs.  "While we expect NPL levels will remain elevated for some time, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 75% of the residential NPLs to their adjusted fair value less selling costs," Mr. Engelke noted.

Selected Asset Quality Metrics (at or for the three and twelve months ended December 31, 2010)
($ in millions)	1-4 Family	Multi- family	CRE	Construction	Consumer & Other	Total
Loan portfolio balance	$10,855.1	$2,187.9	$771.7	$15.1	$309.3(1)	$14,223.0(2)
Non-performing loans	$342.3(3)	$30.2(4)	$6.5	$6.1	$5.6	$390.7
NPLs/total loans	2.41%	0.21%	0.05%	0.04%	0.04%	2.75%
Net charge-offs 4Q10	$15.6	$2.6	$0.0	$0.8	$0.7	$19.7
Net charge-offs YTD	$71.7	$25.0	$6.2	$2.3	$2.4	$107.6

(1)  Includes home equity loans of $282.5 million

(2)  Includes $84.0 million of net unamortized premiums and deferred loan costs

(3)  Includes $257.4 million of NPLs reviewed and charged-off, as needed, at 180 days delinquent and annually thereafter

(4)  Includes $12.4 million of TDRs performing in accordance with their modified terms

Future Outlook

Commenting on the near-term outlook, Mr. Engelke stated, "We remain cautiously optimistic with respect to the outlook for credit quality and we expect credit costs will continue to decline over the next several quarters.  However, the operating environment for residential mortgage portfolio lenders remains challenging.  While the U.S. government continues to subsidize the residential mortgage market, the recent interest rate increase in 30 year fixed-rate mortgage loans should result in lower loan prepayments which will, more than likely, result in less portfolio shrinkage.  For 2011, we anticipate maintaining a relatively stable net interest margin which, when coupled with lower credit costs, should mitigate the earnings impact from a smaller average balance sheet and the anticipated impact of higher FDIC insurance premium expense.  In the meantime, we will continue to strengthen the balance sheet by continuing to originate quality residential mortgage loans for portfolio.  We expect capital levels will continue to increase as earnings continue to improve which should position us to take advantage of future balance sheet growth opportunities that may arise."

Earnings Conference Call January 27, 2011 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, January 27, 2011 at 10:00 a.m. (ET).   The toll-free dial-in number is (888) 562-3356, ID# 32093033.  A telephone replay will be available on January 27, 2011 from 1:00 p.m. (ET) through midnight February 5, 2011 (ET).   The replay number is (800) 642-1687, ID#: 32093033.  The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $18.1 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $11.6 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com.  Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	December 31,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$67,476	$71,540
Repurchase agreements	51,540	40,030
Securities available-for-sale	561,953	860,694
Securities held-to-maturity
(fair value of $2,042,110 and $2,367,520, respectively)	2,003,784	2,317,885
Federal Home Loan Bank of New York stock, at cost	149,174	178,929
Loans held-for-sale, net	44,870	34,274
Loans receivable:
Mortgage loans, net	13,911,200	15,447,115
Consumer and other loans, net	311,847	333,607
	14,223,047	15,780,722
Allowance for loan losses	(201,499)	(194,049)
Total loans receivable, net	14,021,548	15,586,673
Mortgage servicing rights, net	9,204	8,850
Accrued interest receivable	55,492	66,121
Premises and equipment, net	133,362	136,195
Goodwill	185,151	185,151
Bank owned life insurance	410,418	401,735
Real estate owned, net	63,782	46,220
Other assets	331,515	317,882

TOTAL ASSETS	$18,089,269	$20,252,179

LIABILITIES
Deposits	$11,599,000	$12,812,238
Reverse repurchase agreements	2,100,000	2,500,000
Federal Home Loan Bank of New York advances	2,391,000	3,000,000
Other borrowings, net	378,204	377,834
Mortgage escrow funds	109,374	114,036
Accrued expenses and other liabilities	269,911	239,457

TOTAL LIABILITIES	16,847,489	19,043,565

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 97,877,469 and 97,083,607 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	864,744	857,662
Retained earnings	1,848,095	1,829,199
Treasury stock (68,617,419 and 69,411,281 shares, at cost, respectively)	(1,417,956)	(1,434,362)
Accumulated other comprehensive loss	(42,161)	(29,779)
Unallocated common stock held by ESOP
(3,441,130 and 4,304,635 shares, respectively)	(12,607)	(15,771)

TOTAL STOCKHOLDERS' EQUITY	1,241,780	1,208,614

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,089,269	$20,252,179

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income:
One-to-four family mortgage loans	$120,679	$144,472	$529,319	$609,724
Multi-family, commercial real estate and construction
mortgage loans	47,372	51,941	196,541	217,480
Consumer and other loans	2,597	2,787	10,572	10,882
Mortgage-backed and other securities	22,887	33,348	109,206	149,655
Repurchase agreements and interest-earning cash accounts	133	54	390	448
Federal Home Loan Bank of New York stock	2,855	2,502	9,271	9,352
Total interest income	196,523	235,104	855,299	997,541
Interest expense:
Deposits	41,833	67,302	191,015	315,371
Borrowings	53,449	62,847	230,717	253,401
Total interest expense	95,282	130,149	421,732	568,772

Net interest income	101,241	104,955	433,567	428,769
Provision for loan losses	15,000	50,000	115,000	200,000
Net interest income after provision for loan losses	86,241	54,955	318,567	228,769
Non-interest income:
Customer service fees	12,101	14,622	51,229	57,887
Other loan fees	906	1,081	3,452	3,918
Gain on sales of securities	-	1,494	-	7,426
Other-than-temporary impairment write-down of securities	-	-	-	(5,300)
Mortgage banking income, net	3,434	805	6,222	5,567
Income from bank owned life insurance	1,948	2,372	8,683	8,950
Other	2,323	2,975	11,602	1,353
Total non-interest income	20,712	23,349	81,188	79,801
Non-interest expense:
General and administrative:
Compensation and benefits	35,655	34,105	141,539	133,318
Occupancy, equipment and systems	15,906	16,320	65,498	64,685
Federal deposit insurance premiums	6,006	6,568	25,728	24,300
Federal deposit insurance special assessment	-	-	-	9,851
Advertising	1,909	1,663	6,466	5,404
Other	10,451	8,179	45,687	32,498
Total non-interest expense	69,927	66,835	284,918	270,056

Income before income tax expense	37,026	11,469	114,837	38,514
Income tax expense	13,215	3,329	41,103	10,830

Net income	$23,811	$8,140	$73,734	$27,684

Basic earnings per common share	$0.25	$0.09	$0.78	$0.30

Diluted earnings per common share	$0.25	$0.09	$0.78	$0.30

Basic weighted average common shares	92,153,490	90,927,734	91,776,907	90,593,060
Diluted weighted average common and common
equivalent shares	92,153,490	90,958,013	91,776,941	90,602,189

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,
		2010			2009
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,214,431	$120,679	4.30%	$12,082,069	$144,472	4.78%
Multi-family, commercial real
estate and construction	3,079,728	47,372	6.15	3,507,603	51,941	5.92
Consumer and other loans (1)	317,612	2,597	3.27	334,514	2,787	3.33
Total loans	14,611,771	170,648	4.67	15,924,186	199,200	5.00
Mortgage-backed and other securities (2)	2,470,933	22,887	3.70	3,261,507	33,348	4.09
Repurchase agreements and
interest-earning cash accounts	245,709	133	0.22	140,917	54	0.15
Federal Home Loan Bank stock	158,462	2,855	7.21	176,841	2,502	5.66
Total interest-earning assets	17,486,875	196,523	4.50	19,503,451	235,104	4.82
Goodwill	185,151			185,151
Other non-interest-earning assets	973,942			778,275
Total assets	$18,645,968			$20,466,877

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,319,613	2,361	0.41	$1,986,183	2,025	0.41
Money market	366,292	416	0.45	327,318	362	0.44
NOW and demand deposit	1,715,423	285	0.07	1,569,940	259	0.07
Liquid certificates of deposit	503,905	356	0.28	756,872	1,018	0.54
Total core deposits	4,905,233	3,418	0.28	4,640,313	3,664	0.32
Certificates of deposit	6,923,070	38,415	2.22	8,361,153	63,638	3.04
Total deposits	11,828,303	41,833	1.41	13,001,466	67,302	2.07
Borrowings	5,088,098	53,449	4.20	5,830,420	62,847	4.31
Total interest-bearing liabilities	16,916,401	95,282	2.25	18,831,886	130,149	2.76
Non-interest-bearing liabilities	487,265			431,510
Total liabilities	17,403,666			19,263,396
Stockholders' equity	1,242,302			1,203,481
Total liabilities and stockholders' equity	$18,645,968			$20,466,877

Net interest income/net interest
rate spread (3)		$101,241	2.25%		$104,955	2.06%
Net interest-earning assets/net
interest margin (4)	$570,474		2.32%	$671,565		2.15%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,
		2010			2009
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,694,736	$529,319	4.53%	$12,166,413	$609,724	5.01%
Multi-family, commercial real
estate and construction	3,258,928	196,541	6.03	3,680,486	217,480	5.91
Consumer and other loans (1)	325,579	10,572	3.25	336,545	10,882	3.23
Total loans	15,279,243	736,432	4.82	16,183,444	838,086	5.18
Mortgage-backed and other securities (2)	2,790,097	109,206	3.91	3,494,966	149,655	4.28
Repurchase agreements and
interest-earning cash accounts	197,584	390	0.20	226,689	448	0.20
Federal Home Loan Bank stock	172,511	9,271	5.37	181,472	9,352	5.15
Total interest-earning assets	18,439,435	855,299	4.64	20,086,571	997,541	4.97
Goodwill	185,151			185,151
Other non-interest-earning assets	902,804			822,036
Total assets	$19,527,390			$21,093,758

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,187,047	8,838	0.40	$1,928,842	7,806	0.40
Money market	343,996	1,533	0.45	317,168	2,095	0.66
NOW and demand deposit	1,675,680	1,092	0.07	1,534,131	1,064	0.07
Liquid certificates of deposit	595,693	2,637	0.44	884,436	10,659	1.21
Total core deposits	4,802,416	14,100	0.29	4,664,577	21,624	0.46
Certificates of deposit	7,496,429	176,915	2.36	8,728,580	293,747	3.37
Total deposits	12,298,845	191,015	1.55	13,393,157	315,371	2.35
Borrowings	5,568,740	230,717	4.14	6,051,655	253,401	4.19
Total interest-bearing liabilities	17,867,585	421,732	2.36	19,444,812	568,772	2.93
Non-interest-bearing liabilities	434,347			451,677
Total liabilities	18,301,932			19,896,489
Stockholders' equity	1,225,458			1,197,269
Total liabilities and stockholders' equity	$19,527,390			$21,093,758

Net interest income/net interest
rate spread (3)		$433,567	2.28%		$428,769	2.04%
Net interest-earning assets/net
interest margin (4)	$571,850		2.35%	$641,759		2.13%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Annualized)
Selected Returns and Financial Ratios
Return on average stockholders' equity	7.67%	2.71%	6.02%	2.31%
Return on average tangible stockholders' equity (1)	9.01	3.20	7.09	2.74
Return on average assets	0.51	0.16	0.38	0.13
General and administrative expense to average assets	1.50	1.31	1.46	1.28
Efficiency ratio (2)	57.34	52.09	55.35	53.10
Net interest rate spread	2.25	2.06	2.28	2.04
Net interest margin	2.32	2.15	2.35	2.13

Selected Non-GAAP Returns and Financial Ratios (3)
Non-GAAP return on average stockholders' equity			6.19%	3.22%
Non-GAAP return on average tangible stockholders' equity (1)			7.29	3.81
Non-GAAP return on average assets			0.39	0.18
Non-GAAP general and administrative expense to average assets			1.42	1.23
Non-GAAP efficiency ratio (2)			54.31	50.48

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$454,492	$454,792
Non-performing loans (4)			390,710	408,572
Loans delinquent 90 days or more and still accruing interest			845	600
Non-accrual loans			389,865	407,972
Loans 60-89 days delinquent			54,339	76,314
Loans 30-59 days delinquent			165,810	212,894
Net charge-offs	$19,732	$32,589	107,550	124,980

Non-performing loans/total loans			2.75%	2.59%
Non-performing loans/total assets			2.16	2.02
Non-performing assets/total assets			2.51	2.25
Allowance for loan losses/non-performing loans			51.57	47.49
Allowance for loan losses/non-accrual loans			51.68	47.56
Allowance for loan losses/total loans			1.42	1.23
Net charge-offs to average loans outstanding	0.54%	0.82%	0.70	0.77

Capital Ratios (Astoria Federal)
Tangible			7.94%	6.89%
Leverage			7.94	6.89
Risk-based			14.60	12.99
Tier 1 risk-based			13.33	11.72

Other Data
Cash dividends paid per common share	$0.13	$0.13	$0.52	$0.52
Book value per share (5)			13.15	13.03
Tangible book value per share (6)			11.19	11.03
Tangible common stockholders' equity/tangible assets (1) (7)			5.90%	5.10%
Mortgage loans serviced for others (in thousands)			$1,443,709	$1,379,259
Full time equivalent employees			1,565	1,592

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.
(2) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

(3)  See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the twelve months ended December 31, 2010 and 2009.

(4)  Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7) Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)
	At December 31, 2010		At September 30, 2010		At December 31, 2009
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,512,746	4.73%	$11,023,120	4.87%	$11,565,280	5.22%

Multi-family, commercial real estate and construction	2,931,847	6.03	3,069,335	6.04	3,375,795	6.03
Mortgage-backed and other securities (3)	2,565,737	3.83	2,591,203	4.00	3,178,579	4.04

Interest-bearing liabilities:
Savings	2,399,333	0.40	2,234,606	0.40	2,041,701	0.40
Money market	376,302	0.45	349,883	0.45	326,842	0.44
NOW and demand deposit	1,774,790	0.06	1,662,000	0.06	1,646,633	0.06
Liquid certificates of deposit	468,730	0.25	546,626	0.38	711,509	0.50
Total core deposits	5,019,155	0.27	4,793,115	0.28	4,726,685	0.30
Certificates of deposit	6,579,845	2.13	7,314,171	2.28	8,085,553	2.79
Total deposits	11,599,000	1.33	12,107,286	1.49	12,812,238	1.87
Borrowings, net	4,869,204	4.14	5,213,111	4.12	5,877,834	4.17

(1)     Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following table (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Twelve Months Ended
	December 31, 2010				December 31, 2009
	GAAP	Adjustments (1)	Non-GAAP		GAAP	Adjustments (3)	Non-GAAP

Net interest income	$433,567	$ -	$433,567		$428,769	$ -	$428,769
Provision for loan losses	115,000	-	115,000		200,000	-	200,000

Net interest income after provision for loan losses	318,567	-	318,567		228,769	-	228,769
Non-interest income	81,188	(4,635)	76,553		79,801	6,888	86,689
Non-interest expense (general and administrative expense)	284,918	(7,850)	277,068		270,056	(9,851)	260,205

Income before income tax expense	114,837	3,215	118,052		38,514	16,739	55,253
Income tax expense	41,103	1,133	42,236		10,830	5,859	16,689

Net income	$ 73,734	$ 2,082	$ 75,816		$ 27,684	$ 10,880	$ 38,564

Basic earnings per common share	$0.78	$0.02	$0.81	(2)	$0.30	$0.12	$0.42

Diluted earnings per common share	$0.78	$0.02	$0.81	(2)	$0.30	$0.12	$0.42

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1)  Non-interest income adjustment relates to the $6.2 million goodwill litigation settlement, partially offset by the $1.5 million impairment write-down of premises and equipment, recorded in the 2010 second quarter.  Non-interest expense adjustment relates to the McAnaney litigation settlement recorded in the 2010 second quarter.

(2) Figures do not cross foot due to rounding.

(3)  Non-interest income adjustment relates to the $1.6 million lower of cost or market write-down of premises and equipment held-for-sale recorded in the 2009 second quarter and the $5.3 million other-than-temporary impairment write-down of securities charge recorded in the 2009 first quarter. Non-interest expense adjustment relates to the federal deposit insurance special assessment recorded in the 2009 second quarter.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At December 31, 2010
State	Total loans	Non-performing loans	Non-performing loans as % of total loans
New York
Full Income	$2,750.7	$22.9	0.83%
Alt A < 70% LTV	$231.0	$13.7	5.93%
Alt A 70%-80% LTV	$67.4	$10.4	15.43%
State Total	$3,049.1	$47.0	1.54%

Illinois
Full Income	$1,097.4	$19.0	1.73%
Alt A < 70% LTV	$116.0	$10.1	8.71%
Alt A 70%-80% LTV	$117.6	$18.9	16.07%
State Total	$1,331.0	$48.0	3.61%

Connecticut
Full Income	$821.0	$11.4	1.39%
Alt A < 70% LTV	$115.5	$13.5	11.69%
Alt A 70%-80% LTV	$50.1	$7.7	15.37%
State Total	$986.6	$32.6	3.30%

California
Full Income	$563.2	$16.9	3.00%
Alt A < 70% LTV	$151.3	$9.7	6.41%
Alt A 70%-80% LTV	$139.6	$17.8	12.75%
State Total	$854.1	$44.4	5.20%

New Jersey
Full Income	$640.4	$26.2	4.09%
Alt A < 70% LTV	$86.9	$7.9	9.09%
Alt A 70%-80% LTV	$83.1	$15.8	19.01%
State Total	$810.4	$49.9	6.16%

Massachusetts
Full Income	$652.5	$3.9	0.60%
Alt A < 70% LTV	$67.9	$1.9	2.80%
Alt A 70%-80% LTV	$30.1	$2.5	8.31%
State Total	$750.5	$8.3	1.11%

Virginia
Full Income	$522.5	$4.7	0.90%
Alt A < 70% LTV	$67.8	$3.2	4.72%
Alt A 70%-80% LTV	$91.7	$8.9	9.71%
State Total	$682.0	$16.8	2.46%

Maryland
Full Income	$509.9	$17.8	3.49%
Alt A < 70% LTV	$74.2	$6.6	8.89%
Alt A 70%-80% LTV	$81.0	$19.2	23.70%
State Total	$665.1	$43.6	6.56%

Washington
Full Income	$302.7	$0.3	0.10%
Alt A < 70% LTV	$5.3	$0.0	0.00%
Alt A 70%-80% LTV	$2.5	$1.2	48.00%
State Total	$310.5	$1.5	0.48%

Florida
Full Income	$155.9	$14.1	9.04%
Alt A < 70% LTV	$43.4	$5.4	12.44%
Alt A 70%-80% LTV	$28.0	$5.8	20.71%
State Total	$227.3	$25.3	11.13%

Other States
Full Income	$1,067.8	$14.5	1.36%
Alt A < 70% LTV	$71.3	$4.9	6.87%
Alt A 70%-80% LTV	$49.4	$5.5	11.13%
Other States Total	$1,188.5	$24.9	2.10%

Total all states
Full Income	$9,084.0	$151.7	1.67%
Alt A < 70% LTV	$1,030.6	$76.9	7.46%
Alt A 70%-80% LTV	$740.5	$113.7	15.35%
Grand total	$10,855.1	$342.3	3.15%

Note: LTVs are based on current principal balances and original appraised values

CONTACT:  Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com